UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2005

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
450 South Orange Avenue, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1510

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry Into a Material Definitive Agreement.

On October 31, 2005, CNL Hotels & Resorts, Inc. through certain of its affiliates (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with KSL Recreation Holdings I, LLC and KSL Recreation Management Operations, LLC (collectively, the “Purchaser”), affiliates of KSL DC Operating LLC and Kohlberg Kravis Roberts & Co., to sell all of its interests in CNL KSL Partners, LP (the “Partnership”), a partnership which owns the Hotel del Coronado in San Diego, California, and in CNL KSL North Beach Development, LP, which is developing a piece of property adjacent to the hotel (the “Sale”). The total net cash consideration that the Company expects to receive in connection with the Sale is estimated to be approximately $165,000,000, including the proceeds from the Sale, other related transactions and the proration of cash and certain other assets of the Partnership, resulting in an estimated net gain to the Company of approximately $141,000,000.

The Sale is expected to close in the first quarter of 2006. Closing of these transactions are subject to the satisfaction or waiver of certain closing conditions, including, without limitation (i) the refinancing of the Property by the Partnership and (ii) the simultaneous closing of a purchase and sale agreement between the Purchaser and SHC Del Coronado, L.L.C., an affiliate of Strategic Hotel Capital, Inc. The Purchaser can also terminate the Agreement if losses from any material inaccuracies in the representations or warranties or material non-performance of obligations of the Company under the Agreement reasonably would be expected to exceed $5,000,000. Accordingly, there can be no assurance that these conditions or the other conditions will be met, or if met, that the closing will occur.

The Company or its affiliates have certain other relationships with affiliates of the Purchaser, including, without limitation that affiliates of the Purchaser operate certain of the Company’s properties, which are more fully described in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004, filed on March 16, 2005. The financial advisor serving the Partnership regarding the Sale is Goldman, Sachs & Co. (“Goldman Sachs”). As reported in the Company’s Current Report on Form 8-K, dated October 9, 2005, an affiliate of Goldman Sachs has agreed to buy a hotel property in which the Company owns a 49 percent limited partnership interest and a general partnership interest. The Company has previously and may in the future engage the services of Goldman Sachs and its affiliates.

On October 31, 2005, the Company issued a press release filed herewith as Exhibit 99.1, announcing the above transaction, the complete text of which is incorporated in this Item 1.01 by reference thereto.

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the expected closing of the Sale and other sales, planned use of proceeds, future acquisitions and investments, the amount of estimated sales proceeds and gain to the Company and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "target(s)," "project(s)," "will," "believe(s)," “may,”“would,” "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could adversely affect our operations and prospects or which could cause actual results to differ materially from the Company's expectations include, but are not limited to: the failure of closing conditions to be satisfied; a change in the Company’s planned use of proceeds; changes in the estimated closing adjustments, pro-rations and costs; changes in the structure of the transaction, the inability to acquire properties that meet the Company’s investment objectives; changes in market conditions for hotels and resorts; continued ability to finance acquired properties in the asset backed securities markets; changes in interest rates and financial and capital markets; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines and/or their application to us; and such other risk factors as may be discussed in our latest annual report on Form 10-K and other reports on file or subsequently filed with the SEC. Such forward-looking statements speak only as of the date of this Report. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits
Exhibit 99.1 Press release dated October 31, 2005 (Filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: November 1, 2005	By:	/s/ Mark E. Patten
Name: Mark E. Patten
Title: Senior Vice President and Chief Accounting Officer

Exhibit Index

Exhibit 99.1	Press release dated October 31, 2005 (Filed herewith).